EXHIBIT 2.1
EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into  on October 10, 2008 in Zhengzhou, the People’s Republic of China (the “PRC”), by and among:

A.	Mr. Zhong Bo, a citizen of the People’s Republic of China (the “PRC”)with the ID card number /passport number of 412801195008100614 ;

Mr. Wu Dexiu, a citizen of the PRC with the ID card number /passport number of 412801195309170667;

Mr. Huang Jiankang, a citizen of the PRC with the ID card number /passport number of 410102195706231036;

Ms. Sun Hui, a citizen of the PRC with the ID card number /passport number of 410102194612101025;

Mr. Li Yuting, a citizen of the PRC with the ID card number /passport number of 411023196106064014;

(Each Party A hereinafter is collectively referred to as the “ZST Sellers”, and the shareholding percentage held by each Party A is attached hereto as Annex 1);

B.	Everfair Technologies, Ltd., a company established and existing under the laws of Hong Kong (hereinafter be referred to as the “ZST Purchaser”).
Address: Room 801, Stanhope House, 738 King’s Road, Hong Kong
Legal Representative: Chen Dong

ZST Sellers and ZST Purchaser shall be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH

WHEREAS, ZHENGZHOU SHENYANG TECHNOLOGY CO., LTD. (郑州市神阳科技有限公司) (“ZST”) is duly organized and existing under the laws of the PRC with the status of a legal person, registered with the Administration for Industry and Commerce of Zhengzhou (Business License 410100100008310) with its registered address at Building 28, Huzhu Road, Zhongyuan District, Zhengzhou, PRC.  The business scope of ZST is the development of electronic products, cable television equipments and industrial monitor products, relevant technology transfer and technology consultation; computer technology services; computer information system integration; software design and development; research and development of the digital television equipments; construction of internet engineering (subject to effective qualifications); the sale of shooting and recording equipment and telecommunication products (excluding those operated only by the state).

WHEREAS, ZST’s registered capital is RMB11,500,000, all of which has been fully contributed.  The net asset value of ZST is RMB  12, 569,900 based on the Asset Evaluation Report (“Asset Evaluation Report”) issued by Henan Dazhong Accounting Firm Co., Ltd. (河南大众会计师事务所有限公司) on May 19, 2008;

WHEREAS, ZST Sellers legally and beneficially hold 100% of the registered capital in ZST (the “ZST Equity”).

WHEREAS, a shareholders’ meeting and a board meeting of ZST have been convened and the shareholders and board of ZST have approved the terms and conditions of this Agreement and the transactions contemplated herein；

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

Section 1                      Sale and Purchase of Equity

1.1
Subject to the terms of this Agreement, each of the ZST Sellers as legal and beneficial owners shall transfer and sell to the ZST Purchaser and the ZST Purchaser shall acquire and purchase from each of the ZST Sellers the ZST Equity set forth in Table One, Appendix 1 hereto, which in the aggregate represents hundred percent (100%) of the ownership interest of ZST together with all rights attaching to them free and clear of all Liens and all Encumbrances.

1.2
Upon the completion of the registration proceeding and carrying out of the necessary formalities contemplated pursuant to Section 2.1 and 2.2, the ZST Purchaser shall pay in cash to the ZST Sellers as consideration for the equity transfer hereof the amount as set forth in Table Two, Appendix 1 hereto within three (3) months following the date of issuance of the new business license.  The amount is determined based on the aforesaid Asset Evaluation Report.

Section 2                      Applications for Approval and Registration

2.1
In order to effectuate the Equity Transfer, the Parties hereby agree that the existing Articles of Association of ZST shall be amended to reflect the change effected by the Equity Transfer in the ownership of ZST. Promptly after the execution of this Agreement, the Parties shall use all reasonable endeavors to execute appropriate documents to effectuate such changes.

2.2
ZST Sellers shall use their best efforts to procure ZST to file with and obtain the approval for such transfer from the approval authority and to complete the registration process with the original registration authority with the ZST Purchaser registered as the new shareholder of ZST, and shall provide any assistance whenever necessary in such transfer.

2.3
Promptly after ZST Sellers have received the payment of the consideration pursuant to Article 1.2 hereof, ZST Sellers shall surrender their Capital Contribution Certificates to ZST for cancellation and the ZST Sellers shall use their best efforts to procure ZST to cancel such Capital Contribution Certificates.  The ZST Sellers shall provide any assistance whenever necessary to the ZST Purchaser in the registration of the Purchasers’ Capital Contribution Certificates.

2.4
Following the date hereof, each Party agrees to cooperate fully with the other Parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by other Parties to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

Section 3                      Fees and Expenses

Each Party shall pay its own costs incurred in connection with the preparation and negotiations of this Agreement, and shall pay all taxes payable by it in respect of the execution of this Agreement.

Section 4	Confidentiality

4.1	Each Party shall maintain confidential the fact that the Parties have executed this Agreement and the terms of this Agreement.

4.2
The obligations under this Section 4 shall survive the expiration or early termination of this Agreement and shall remain in effect for a period of one (1) year from the date of expiration or early termination.

Section 5                      General Provisions

5.1
Interpretation.  Unless the context requires otherwise, the following applies:  The plural of any defined term will have a meaning correlative to such defined term, and words denoting any gender will include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.  Expressions in the singular will include the plural and vice versa.

5.2	Language; Counterparts. This Agreement is written in both English and Chinese. Both versions are hereby deemed equally authentic.

5.3
Governing Law; Jurisdiction. This Agreement will be governed and construed in accordance with the laws of the PRC without regard to any conflicts of law principles.  Any and all disputes, controversies and conflicts between the Parties hereto in connection with this Agreement and the performance or non-performance of the obligations set forth herein which cannot be resolved by good faith negotiation shall be submitted to the people’s court located in the place of the wholly foreign-owned enterprise .

5.4
Entire Agreement. This Agreement and all Appendices and Schedules attached hereto, constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter of such documents.

5.5           Amendments – Waiver.

(a)	Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each of the Parties.

(b)
No failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right power or privilege.

5.6
Assignment.  No Party may assign any of its rights or delegate any of its duties under this Agreement without first obtaining the written consent of all other Parties.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns, and no other Person will have any right, benefit or obligation under this Agreement.

5.7
Severability.  In the event that any provision of this Agreement, including any sentence, section or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions will remain in force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the Parties, and any invalid and unenforceable provisions will be deemed, without further action on the part of Parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

5.8
Breach Remedy/Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of competent jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled.

5.9	Notice. All notices or communications given under this Agreement by the Parties will be in writing and may be sent by facsimile, overnight or delivery, to the Parties at the following addresses:

(a)           To the ZST Purchaser, as follows:

Everfair Technologies, Ltd.
Address: Room 801, Stanhope House, 738 King’s Road, Hong Kong

(b)           To each of ZST Sellers, as follows:

Mr. Zhong Bo
Address: No.5 of Unit 6, Building 28, Huzhu Road, Zhongyuan District, Zhengzhou
Facsimile: 0371- 6771 3121
Telephone: 13513719999

Mr. Wu Dexiu

Address: No.5 of Unit 6, Building 28, Huzhu Road, Zhongyuan District, Zhengzhou
Facsimile: 0371- 6771 3121
Telephone: 13303827888

Mr. Huang Jiankang
Address: Fu 12, Building 9, Xiangrong Street, Zhongyuan District, Zhengzhou
Facsimile: 0371- 6771 3121
Telephone: 13383843682

Ms. Sun Hui
Address: Fu 30, Building 42, Fourth Street, Fifth Factory, Zhongyuan District, Zhengzhou
Facsimile: 0371- 6771 3121
Telephone: 13383717069

Mr. Li Yuting
Address: No.96, Gongren Road, Zhongyuan District, Zhengzhou
Facsimile: 0371- 6771 3121
Telephone: 13323821111

Such notice or communication will be deemed to have been delivered on the date of receipt by the recipient.  The above addresses and facsimile numbers may be changed by the addressee by written notice to the other Parties.

5.10	This Agreement shall become effective upon approval by the approval authority and shall be submitted to the original Administration for Industry and Commerce for the change of registration.

[Signatures Appear on the Following Pages]

IN WITNESS WHEREOF, the Parties have executed and signed this Agreement as of the date first above written.

ZST SELLERS:	Mr. Zhong Bo

	By:	/s/ Zhong Bo

ZST SELLERS:	Mr. Wu Dexiu

	By:	/s/ Wu Dexiu

ZST SELLERS:	Mr. Huang Jiankang

	By:	/s/ Hunag Jiankang

ZST SELLERS:	Ms. Sun Hui

	By:	/s/ Sun Hui

ZST SELLERS:	Mr. Li Yuting

	By:	/s/ Li Yuting

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed and signed this Agreement as of the date first above written.

ZST PURCHASER:	Everfair Technologies, Ltd.

	By:	/s/ Chen Dong
Name: Chen Dong Title: Director

[Remainder of Page Intentionally Left Blank]

Appendix 1

ZST EQUITY TO TRANSFER (Table One)

Name	ZST Equity to Everfair Technologies, Ltd.

Mr. Zhong Bo	89.57%

Mr. Wu Dexiu	8.70%

Mr. Huang Jiankang	0.87%

Ms. Sunhui	0.43%

Mr. Li Yuting	0.43%

ZST EQUITY TRASFER PURCHASER’S PAYMENT (Table Two)

Name	Payment ( RMB)

Mr. Zhong Bo	10,748,400

Mr. Wu Dexiu	1,044,000

Mr. Huang Jiankang	104,400

Ms. Sun Hui	51,600

Mr. Li Yuting	51,600